Exhibit 5

                        OPINION OF HISCOCK & BARCLAY, LLP

                                          June 14, 2000

Board of Directors
Oswego County Bancorp, Inc.
44 West Bridge Street
Oswego New York 13125

      Re:   Oswego County Bancorp, Inc.
            Registration Statement on Form S-8

Ladies and Gentlemen:

      You have requested the opinion of this firm as to certain matters in connection with the offer and sale of Oswego County Bancorp, Inc. (the "Company") common stock, par value one cent ($.01) per share (the "Common Stock"), pursuant to the Oswego County Bancorp, Inc. Stock Option and the Oswego County Bancorp, Inc. Restricted Stock Plan (together, the "Plans"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-8 (the "Registration Statement"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

      Based on the foregoing, we are of the following opinion:

      Upon the effectiveness of the Registration Statement, the Common Stock, when sold in connection with the exercise of options granted pursuant to the Plans, will be legally issued, fully paid and non-assessable.

      This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Registration Statement and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Registration Statement.

                                          Very truly yours,

                                          HISCOCK & BARCLAY, LLP


                                          By:   /s/ Christopher J. Bonner
                                             ---------------------------------
                                                  Christopher J. Bonner


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